Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
nLIGHT, Inc.:

We consent to the use of our report with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report refers to a change in the method of accounting for leases as of January 1, 2020, due to the adoption of Accounting Standards Update (ASU) 2016-02, Leases, and related amendments.

Our report refers to a change in the method of accounting for revenue recognition as of January 1, 2019 due to the adoption of Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers (Topic 606), and related amendments.

Our report contains an explanatory paragraph that states the Company acquired OPI Photonics S.r.l (“OPI”) during 2020, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2020, OPI’s internal control over financial reporting associated with total assets of $0.9 million and total revenues of $0.1 million included in the consolidated financial statements of the Company as of and for the year ended December 31, 2020. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of OPI.

/s/ KPMG LLP

Portland, Oregon
March 3, 2021